UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 17, 2010

Autobytel Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-22239	33-0711569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18872 MacArthur Boulevard, Suite 200, Irvine, California	92612-1400
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 225-4500
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Amendment to Employment Agreement for Mr. Jeffrey H. Coats, President and Chief Executive Officer

On December 17, 2010, the Compensation Committee of the Board of Directors of Autobytel Inc. (“Company”) recommended to the Company’s Board of Directors, and the Board of Directors approved, amendments to the Amended and Restated Employment Agreement dated as of April 3, 2009 (“Coats Employment Agreement”) for Mr. Jeffrey H. Coats, the Company’s Chief Executive Officer and President. The Board of Directors determined that it was in the Company’s best interests to extend Mr. Coats’ employment as the Company’s Chief Executive Officer and President until April 3, 2014, reflecting a two-year extension beyond the current April 3, 2012 expiration date.

In connection with the extension of Mr. Coats’ employment, the Board also evaluated the terms of the Coats Employment Agreement related to the payments due Mr. Coats upon a change in control of the Company. The Coats Employment Agreement previously provided that in the event of a termination of Mr. Coats’ employment in connection with, or within eighteen months following, a change in control of the Company that occured during the term of Mr. Coats’ employment, Mr. Coats would have been entitled to a lump sum payment equal to 1.3 times his annual base salary in effect immediately before the termination date of Mr. Coats’ employment – a payment equal to $546,000 based on Mr. Coats’ current annual base salary of $420,000. The Board considered Mr. Coats’ service to the Company and his achievements during the past three years and the consolidation taking place in the Company’s industry. In light of the foregoing, and after consultation by the Compensation Committee with the Committee’s compensation consultant, the Board approved increasing the foregoing payment to 1.72 times the sum of Mr. Coats’ annual base salary and his target annual incentive compensation, each as in effect immediately prior to the date of termination of Mr. Coats’ employment – a payment equal to $1,300,320 based on Mr. Coats’ current annual base salary and his target annual incentive compensation of $336,000 (80% of annual base salary). As set forth in the Coats Employment Agreement and accompanying Consulting Agreement dated April 3, 2009, Mr. Coats will also provide consulting services to the Company or its successor for a period of one year after the date of the change in control and will receive compensation equal to 50% of his base annual salary for those consulting services. The Company is not obligated to make additional payments to Mr. Coats to compensate for his additional tax obligations if Mr. Coats’ compensation is deemed to be excess parachute payments under the Internal Revenue Code.  Payment of the severance benefits under the Coats Employment Agreement is conditioned on Mr. Coats’ execution of a general release of claims in favor of the Company.

The Board also considered the status of Mr. Coats’ relocation allowances under the Coats Employment Agreement in light of the continuing depressed market for home sales in New Jersey (where Mr. Coats’ prior residence is located) and the reluctance on the part of the Company to purchase Mr. Coats’ prior residence.  In connection with his employment by the Company, Mr. Coats had relocated to Orange County, California.  The Coats Employment Agreement provided for the payment or reimbursement of reasonable and customary relocation expenses related to Mr. Coats’ relocation, including a miscellaneous moving expense allowance of up to $30,000 and a temporary housing allowance of $5,600 per month. The Board determined that effective January 1, 2011, Mr. Coats’ temporary housing allowance would be increased to $7,000 per month and extended through June 30, 2011 and that Mr. Coats’ miscellaneous moving expense allowance would be increased to up to $53,000, with the additional $13,000 allowance to cover additional moving expenses for Mr. Coats’ furniture now in storage in New Jersey. Mr. Coats’ temporary housing allowance of $5,600 per month had previously been extended through December 31, 2010, and his miscellaneous moving expense allowance had been increased from $30,000 to $40,000.

The foregoing description of the amendments to the Coats Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment No. 1 to the Coats Employment Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

    (d)           Exhibits

10.1	Amendment No. 1 to Amended and Restated Employment Agreement between Autobytel Inc. and Jeffrey H. Coats effective as of December 17, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Autobytel Inc.

By:	/s/ Glenn E. Fuller
Glenn E. Fuller, Executive Vice President, Chief Legal and Administrative Officer and Secretary

Date:  December 23, 2010

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 1 to Amended and Restated Employment Agreement between Autobytel Inc. and Jeffrey H. Coats effective as of December 17, 2010